September 4, 2019

Austin So
Chief Legal Officer
StoneMor Partners LP
3600 Horizon Boulevard
Trevose, PA 19053

       Re: StoneMor Partners LP
           Registration Statement on Form S-1
           Filed on August 28, 2019
           File no. 333-233505

Dear Mr. So:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Paul Fischer, Staff Attorney, at 202-551-3415, with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Telecommunications
cc:    Brittany Sakowitz